Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Codes: 5279, 5280, 40102, 40259, 40357) INSIDE INFORMATION AMENDMENTS TO THE FACILITY AGREEMENT DATED 16 SEPTEMBER 2021 This announcement is issued by Wynn Macau, Limited (the “Company”) pursuant to Rules 13.09(2)(a) and 37.47B of the Listing Rules and under Part XIVA of the Securities and Futures Ordinance (Cap. 571). Reference is made to the Company’s announcement dated 16 September 2021 with respect to the Facility Agreement entered into, among others, the Company, WM Cayman II and Bank of China Limited, Macau Branch (the “Previous Announcement”). Unless otherwise defined, capitalized terms used in this announcement shall have the same meanings as ascribed to them in the Previous Announcement. The Company announces that, as agreed on 5 May 2022 (after trading hours) between the Company, WM Cayman II and Bank of China Limited, Macau Branch, as agent and a syndicate of lenders to the Facility Agreement (the “Lenders”), the Lenders agreed to (i) waive certain financial covenants in the Facility Agreement in respect of the relevant periods ending on the following applicable test dates (a) 30 June 2022; (b) 30 September 2022; (c) 31 December 2022; and (d) 31 March 2023; and (ii) provide for a floor on the interest rate margin of 2.625% per annum through 30 June 2023. The Company, as guarantor, may be subject to certain restrictions on payments of dividends or distributions to the Company’s shareholders, unless certain financial criteria have been satisfied through the Facility Agreement. Save as disclosed in the announcement, the terms and conditions of the Facility Agreement as disclosed in the Previous Announcement remain unchanged and continue in full force and effect. The shareholders and potential investors of the Company are advised to exercise caution when dealing in the shares of the Company. By Order of the Board Wynn Macau, Limited Dr. Allan Zeman Chairman Hong Kong, 5 May 2022 As at the date of this announcement, the Board of Directors of the Company comprises Craig S. Billings and Ian Michael Coughlan (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Matthew O. Maddox (as Non-Executive Director); Allan Zeman (as Independent Non-Executive Director and Chairman); and Lam Kin Fung Jeffrey, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors). * For identification purpose only Exhibit 99.1